EXHIBIT 4.2

                             STOCKHOLDERS' AGREEMENT

               THIS  STOCKHOLDERS'  AGREEMENT (the  "Agreement") is entered into as of June 7, 2002 by and among nStor Technologies, Inc. (the "Company"), H. Irwin Levy ("Levy"), Hilcoast Development Corp. ("Hilcoast"), MLL Corp. (together with Levy and Hilcoast, the "Levy Affiliates"), Maurice A. Halperin ("Halperin"), Halco Investments, L.C. (together with Halperin, the "Halperin Affiliates," and together with the Levy Affiliates, the "Principal Stockholders"), and Pacific Technology Group, Inc. ("PTG", and together with the Principal Stockholders, the "Stockholders").

               WHEREAS, the Principal Stockholders own shares of the Company's Common Stock, $.05 par value per share (the "Common Stock") or the Company's Preferred Stock, $.01 par value per share (the "Preferred Stock"), or other securities convertible or exercisable for Common Stock (collectively, the "Capital Stock") as set forth on Exhibit A attached hereto and the Stockholders desire to place certain restrictions on the transfer of certain of the Capital Stock of the Principal Stockholders; and

               WHEREAS, the Stockholders desire to provide for the election of certain directors designated by Pacific USA Holdings Corp., a Texas corporation and the sole Shareholder of Pacific Technology Group, Inc. ("PUSA"), to the Board of Directors of the Company.

               NOW, THEREFORE, the parties hereby agree as follows:

1. Definitions. In addition to the definitions that appear elsewhere in the Agreement, the following terms have the meanings specified:

               "Affiliate" of a Stockholder means any other Person controlling, controlled by or under common control with such Stockholder.

               "Designated Shares" means (a) collectively, in the case of the Levy Affiliates, 18,050,074 shares of Common Stock, and (b) collectively, in the case of the Halperin Affiliates, 33,662,275 shares of Common Stock. The Designated Shares constitute 80% of the shares of Common Stock held by the Levy Affiliates and the Halperin Affiliates as of the date hereof. The Designated Shares shall include, in the case of the Halperin Affiliates, 80% of the Common Stock issuable upon conversion of that certain 8% Convertible Subordinated Promissory Note dated the date hereof, to the extent such Note is converted during the term hereof.

               "Permitted Transferee" of a Stockholder means (a) such Stockholder's spouse, siblings and descendants (whether or not adopted) and any trust, family limited partnership or limited liability company solely for the benefit of such Stockholder and/or such Stockholder's spouse, siblings and/or descendants.

               "Person" means any individual, corporation, partnership, trust or other entity.


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               "Securities Act" means the Securities Act of 1933, as amended.

               "Voluntary Transfer" means any sale, pledge or other transfer of Designated Shares by a Principal Stockholder, except (a) a transfer to a Permitted Transferee of such Principal Stockholder, (b) a transfer to an Affiliate of such Principal Stockholder, (c) a transfer by such Stockholder pursuant to the laws of descent and distribution, or (d) a bona fide pledge to secure a loan to such Principal Stockholder.

2. Voluntary Transfers. For a period of two (2) years from date hereof, if any Principal Stockholder (the "Transferring Stockholder") intends to effect a Voluntary Transfer, PTG will have the right to participate in such sale or transfer on the following terms:

               (a) At least five (5) days, but no less than three (3) business days, prior to making any Voluntary Transfer, the Transferring Stockholder will deliver a written notice (an "Offer Notice") to PTG (the "Offeree"). The Offer Notice will disclose in reasonable detail the proposed number of Designated Shares to be transferred (the "Offered Shares"), the proposed terms and conditions of the transfer and the identity of the prospective transferee(s) (if known). During the Offer Period, the Offeree may elect to purchase all, but not less than all, of the Offered Shares at the price and on the terms specified in the Offer Notice by delivering written notice of such election (the "Election Notice") to the Transferring Stockholder as soon as practical but in any event within three (3) business days after the delivery of the Offer Notice (the "Election Period"). If the Offeree elects to purchase the Offered Shares from the Transferring Stockholder, the transfer of such Shares shall be consummated as soon as practical after the delivery of the Election Notice to the Transferring Stockholder, but in any event within three (3) business days after the expiration of the Election Period. To the extent that the Offeree has not elected to purchase all of the Offered Shares within the Election Period, the Transferring Stockholder may, within ninety (90) days after the expiration of the Election Period, transfer such Offered Shares to one or more third parties at a price no less than the price per share specified in the Offer Notice and on other terms no more favorable to the transferees thereof than those specified in the Offer Notice. Any Shares not transferred within such 90-day period shall be reoffered to the Offeree under this Section 2 prior to any subsequent transfer.

               (b) In the event that the Offeree elects to purchase the Offered Shares, and, through no fault of the Transferring Stockholder, the Offeree fails to purchase the Offered Shares within the time period specified in Section 2(a) above, the Transferring Stockholder, in addition to any other rights and remedies he or it may have at law or in equity, may effect any Voluntary Transfer of the Offered Shares at any time to a third party without regard to any restriction set forth herein.

               (c) For the avoidance of doubt, this Section 2 shall not apply to any transfer by any Principal Stockholder of any shares of Capital Stock owned by such Stockholder other than a Voluntary Transfer by such Principal Stockholder of Designated Shares.

3. Board of Directors. Each of the Principal Stockholders agrees that for so long as such Principal Stockholder owns shares of Capital Stock, he or it will vote to elect to the Board of Directors of the Company Jack Takacs (or another designee of PUSA reasonably acceptable to such Principal Stockholder) and another designee of PUSA reasonably acceptable to such Principal Stockholder at each of the Company's Annual Meetings of Stockholders. This obligation will terminate on the date on which PUSA, PTG and/or their respective Affiliates cease to own at least 5% of the Capital Stock.


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4.      Miscellaneous.

               (a) Notices: Any notice, request, demand, statement or consent made hereunder shall be in writing and shall be deemed duly given if personally delivered, sent by certified mail, return receipt requested, or sent by a nationally recognized commercial overnight delivery service with provisions for a receipt, postage or delivery charges prepaid, and shall be deemed given when postmarked or placed in the possession of such mail or delivery service and addressed as follows:

                      If to nStor:            nStor Technologies, Inc.
                                              100 Century Boulevard
                                              West Palm Beach, Florida 33417
                                              Attn:  Jack Jaiven
                      With copy to:           Akerman, Senterfitt & Eidson, P.A.
                                              Las Olas Centre II, Suite 1600
                                              350 East Las Olas Boulevard
                                              Fort Lauderdale, Florida 33301
                                              Attn:  Donn A. Beloff, Esq.
                      If to Levy:             H. Irwin Levy
                                              Hilcoast Development Corp.
                                              100 Century Boulevard
                                              West Palm Beach, Florida 33417

                      If  to   Halperin   or  Halco Investments, L.C.
                      Halco:                  c/o Maurice Halperin
                                              17890 Deauville Lane
                                              Boca Raton, Florida 33496

                      With copy to:           Jim Scutti, Esquire
                                              980 N. Federal Highway
                                              Suite 434
                                              Boca Raton, Florida 33432

                      If to PTG:              Pacific USA Holdings Corp.
                                              2740 N. Dallas Parkway
                                              Plano, Texas 75093
                                              Attn: Michael McCraw, President
                                              Gary L. Leonard, General Counsel -
                                              Business Development

                      With copy to:           Kirkpatrick & Lockhart, LLP
                                              2828 N. Harwood Street
                                              Dallas, Texas 75201
                                              Attn:   Norman R. Miller, Esq.


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               (b)     Severability. If any provision  of this Agreement is held
to be illegal, invalid or unenforceable under any applicable law, then provision will be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification will render it legal, valid and enforceable, then this Agreement will be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties will be construed and enforced accordingly.

               (c) Choice of Law; Jurisdiction. This Agreement will be governed by and construed in accordance with the internal law, and not the law of conflicts, of the State of Delaware. Exclusive jurisdiction and venue shall be in the federal or state courts located in Miami-Dade County, Florida.

               (d) Counterparts. This Agreement may be executed in any number of counterparts, and all such counterparts will be deemed an original, will be construed together and will constitute one and the same instrument.

               (e) Complete Agreement/Amendment. This Agreement embodies the complete agreement and understanding among the parties with respect to the subject matter hereof and supersedes and preempts any prior written, or prior or contemporaneous oral, understandings, agreements or representations by or among any of the parties that may have related to the subject matter hereof in any way. This Agreement may be amended by written agreement of the parties hereto.

               (f) Attorneys' Fees and Costs. If any arbitration proceeding or other action or proceeding at law or in equity is brought for (a) the enforcement or interpretation of this Agreement, (b) because of an alleged breach of this Agreement, or (c) in any way arising out of the transactions contemplated by this Agreement, whether sounding in tort, contract or otherwise, the prevailing party shall be entitled to recover arbitration costs and fees, reasonable attorneys' fees and other costs incurred in connection with such action or other proceeding (including, but not limited to, expenses and costs of investigation, witness fees, professional fees and travel), in addition to any other relief to which the prevailing party may be entitled.

                            [Signature Page Follows]


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               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

                                            nSTOR TECHNOLOGIES, INC.

                                            By: /s/ Jack Jaiven
                                               ---------------------
                                            Name: Jack Jaiven
                                            Title: Vice President

                                            /s/ H. Irwin Levy
                                            -----------------
                                            H. Irwin Levy

                                            HILCOAST DEVELOPMENT CORP.

                                            By: /s/ H. Irwin Levy
                                               -----------------------
                                            Name: H. Irwin Levy
                                            Title: CEO

                                            MLL CORP.

                                            By: /s/ H. Irwin Levy
                                               ------------------
                                            Name: H. Irwin Levy
                                            Title: President

                                            /s/ Maurice A. Halperin
                                            -----------------------
                                            Maurice Halperin

                                            HALCO INVESTMENTS, L.C.

                                            By: /s/ Maurice A. Halperin
                                               ------------------------
                                            Name: Maurice A. Halperin
                                            Title: Member/Manager


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                                            PACIFIC TECHNOLOGY GROUP, INC.

                                            By: /s/ John E. Gates
                                               ------------------
                                            Name: John E. Gates
                                            Title: Chief Executive Officer


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                                    EXHIBIT A

-------------------------------------- -----------------------------------------
Principal Stockholder                  # of shares of Common Stock as of 5/31/02
-------------------------------------- -----------------------------------------
H. Irwin Levy                          17,278,236
-------------------------------------- -----------------------------------------
Hilcoast Development Corp.             2,639,784
-------------------------------------- -----------------------------------------
MLL Corp.                              2,644,573
-------------------------------------- -----------------------------------------
Maurice A Halperin                     3,077,844
-------------------------------------- -----------------------------------------
Halco Investments, L.C.1               39,000,000
-------------------------------------- -----------------------------------------


--------
1 Does not include shares of Common Stock issuable upon conversion of that certain 8% Convertible Subordinated Promissory Note dated the date hereof.